Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion, by reference in this Registration Statement on Form S-1, of our report dated April 2, 2008, relating to the consolidated balance sheets of Subaye.com, Inc. and Subsidiaries as of September 30, 2007 and September 30, 2006, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the years ended September 30, 2007 and 2006, and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ DNTW CHARTERED ACCOUNTANTS, LLP

Markham, Canada
April 11, 2008